CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation in the Registration Statement on Form SB-2 of Regenetech, Inc. of our report dated November 4, 2002 related to the audited Balance Sheet as of July 31, 2002 and the related Statement of Operations, Shareholder's Equity and Cash Flows for the period from March 7, 2002 (date of inception and incorporation) through July 31, 2002. We also consent to the reference to us under the headings "EXPERTS" in such form SB-2. Our report, dated November 4, 2002, includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.



Thomas Leger & Co., L.L.P.


Houston, Texas
December 11, 2002